Exhibit 10.17

May 21, 2022

VIA ELECTRONIC MAIL

Leo Pareja leo@leopareja.com

RE: Offer of Employment

Dear Leo,

We are pleased to offer you a leadership position with eXp Realty, LLC ("eXp") as President - eXp Realty Affiliated Services. You will be reporting to Jason Gesing, CEO of eXp Realty.

eXp has big plans and aspirations as a company and we look forward to your leadership in reaching those goals and growing with our company.

The initial terms and conditions of employment are described in this offer letter.

In addition to the duties outlined during your interviews, you will perform other duties customarily associated with the position as well as those duties your manager may require.

SALARY:

Your employment will begin on May 23rd, 2022. We are offering a starting salary paid bi-weekly at the rate of USD $350,000 annualized.

BONUS:

You will be eligible for an annual bonus target of 50% of your annual base salary (paid quarterly). The bonus will be based on achieving certain objectives related to your role as defined by your manager.

Your initial annualized salary and bonus will be $525,000.

You will have the opportunity to transition from a fixed bonus arrangement to an Incentive Compensation model based on Operating Margin from the affiliated services businesses you directly lead after 6 months. Specific details of the Incentive Compensation payments to be determined as business plans are developed.

REVENUE SHARE:

You are eligible to participate in the company's agent revenue share program, per terms of ICA, with the shared and mutual understanding that the job duties set forth herein and performance of the role are executive's primary and exclusive responsibility, and agent attraction efforts are largely passive. Executive agrees to yield in any sponsorship dispute with an agent.

To be eligible for eXp’s Revenue Share program, you must maintain your active real estate licenses with eXp.

BENEFITS:

You are initially eligible for our flexible paid time off program, in addition to 9 observed Holidays. As a regular, full-time employee, you will become eligible for certain company-sponsored benefits the first of the month following the date of hire.

EQUITY COMPENSATION:

In consideration for your service and subject to final approval by the eXp World Holdings, Inc. (“EXPI”) Board of Directors (“Board”), you will also receive options under the Company’s 2015 Equity Incentive Plan to purchase 100,000 shares of EXPI common stock (“Option Grant”) at an exercise price equal to the fair market value of the common stock on the date of grant (“Grant Date”).

The Option Grant shall vest 1/16th upon the completion of each three month period commencing at the start date of your employment, such that the entire option award shall be fully vested after four (4) years of continuous employment with eXp.

AT WILL EMPLOYMENT:

Your employment with eXp is "at-will." This means that the terms and conditions of your employment may be changed at any time with or without cause and with or without notice, including but not limited to termination, promotion, demotion, transfer, compensation, benefits, duties, and location of work. Any contrary representations which may have been made to you are superseded by your acceptance of this offer. In fact, the at-will status of your employment may only be altered through a written agreement signed by you and an authorized executive-level representative of eXp. This means that no other act or circumstance arising out of your employment with eXp (including, but not limited to, the length of employment, statements on performance reviews, promotions, salary increases, express or implied assurances, or any other conduct) can alter the at-will relationship between you and eXp.

YOUR FIRST DAY:

This offer is contingent upon the successful completion of background investigations and your execution of the standard eXp Non-Disclosure and Proprietary Rights Agreement. In addition, federal law requires eXp to obtain proof of your identity and authorization to work in the United States. Please provide to the eXp Human Resources Department the appropriate proof of identity documentation with you on your first day of work. Providing this information on the first day of work is also a condition of your employment with eXp.

By signing this letter, you represent that you have no agreements with or obligations to others that may be in conflict with your employment obligations in this offer letter. If you have any agreements or obligations that are in conflict with your employment, please submit all of those documents to Human Resources.

Dual Employment Compliance. Employee warrants that he/she is not employed with any other employer or company that is (a) Real Estate Related, (b) Settlement Service Related, or (c) Consumer Financial Service Related.

This offer is the only Offer of Employment that has been made to you. No other person is authorized to make any other verbal or written offers of employment to you. If you have any other understanding of the offer of employment or the terms or conditions of employment that have been presented to you, you should indicate those terms on this letter before returning it to us. If you indicate additional or different terms, we will consider those terms a counter-offer from you.

This offer of employment is valid, executable, and must be received by Human Resources within seven (7) calendar days from the date identified in this offer. After seven (7) calendar days from the date identified in this offer, the offer becomes null and void.

Our Onboarding Team will be reaching out to you with a schedule for your first day.

We are excited that you are joining eXp Realty! We look forward to working with you and hope you will find your employment with us a truly rewarding experience.

eXp Realty, LLC,

a Washington limited liability company

Employee

/s/ Glenn Sanford/s/ Leo Pareja

By: Glenn Sanford

Title: Founder and CEO, eXp World Holdings, Inc..

Leo Pareja Date:

05 / 21 / 2022